News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. REPORTS FIRST QUARTER 2015 RESULTS

Philadelphia, PA - April 16, 2015. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2015.

First Quarter Highlights

•	Income per diluted share $0.32; Before Certain Items $0.53, including $0.06 of unfavorable currency translation impact

•	Global beverage can volumes grew 4% versus 2014; food can volumes grew 17%

•	Empaque acquisition completed on February 18, 2015

•	Mivisa and Empaque integrations progressing as planned

Net sales in the first quarter grew to $1,997 million over the $1,993 million in the first quarter of 2014, primarily due to the impact of the Mivisa and Empaque acquisitions offset by $172 million of unfavorable currency translation impact.

Segment income (a non-GAAP measure defined by the Company as gross profit excluding the impact of fair value adjustments to inventory acquired in an acquisition and timing impact of hedge ineffectiveness, less selling and administrative expense) was $192 million in the first quarter compared to $200 million in the first quarter of 2014, and included $16 million of unfavorable currency translation impact primarily due to the strength of the U.S. dollar against the euro.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We started off the year as expected, and the fundamentals underlying our businesses remain strong. On a currency neutral basis, the Company’s segment income for the first quarter increased by 4% over 2014, despite significantly elevated aluminum premiums in Europe and political conflict in parts of the Middle East, which resulted in lower regional sales volumes.

“On February 18, we completed our acquisition of Empaque, a leading Mexican manufacturer of aluminum cans and ends, bottle caps and glass bottles for the beverage industry. We are pleased that Empaque’s excellent management team and highly efficient manufacturing facilities are integrating smoothly into the Crown organization. Also on February 18, we announced the construction of a new beverage can plant in Monterrey, Mexico to meet the growing demand for both beer and non-alcoholic beverages in the market surrounding this metropolitan area of more than four million people.

“The integration of Mivisa, a leading Spanish producer of two- and three-piece food cans and ends which we acquired during the second quarter of 2014, is proceeding as planned, as demonstrated in our first quarter European Food results.”

Interest expense increased to $65 million in the first quarter of 2015 over the $58 million in 2014 primarily due to increased borrowings to fund the Empaque and Mivisa acquisitions.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Net income attributable to Crown Holdings in the first quarter was $44 million compared to $24 million in the first quarter of 2014. Reported earnings per diluted share were $0.32 in the first quarter of 2015 compared to $0.17 in the 2014 first quarter. Net income per diluted share before certain items was $0.53 compared to $0.57 in 2014.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). In addition, the information presented excluding the impact of currency translation, regarding net income before certain items and regarding income before certain items per diluted share does not conform to GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that net income before certain items and income before certain items per diluted share are useful in evaluating the Company’s operations. Segment income, free cash flow, net income before certain items and income before certain items per diluted share are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net income before certain items and income before certain items per diluted share can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, April 17, 2015 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9237 or toll-free (888) 469-0976 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on April 24. The telephone numbers for the replay are (203) 369-1026 or toll free (866) 435-5406.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation, aluminum premiums in Europe and political conflicts in the Middle East on the Company’s operations, the level of demand for the Company’s products in 2015 and beyond, the Company’s ability to successfully integrate the operations of Mivisa and Empaque, the ability of Empaque’s management team to continue to operate its operations efficiently and to successfully complete the construction of a new plant in Monterrey, and the level of future demand for beverage cans in Monterrey that may cause actual results to be materially different from those expressed or implied in the forward-looking

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2014 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Edward Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended
	March 31,
	2015	2014
Net sales	$1,997	$1,993

Cost of products sold	1,660	1,661
Depreciation and amortization	51	35
Gross profit (1)	286	297
Selling and administrative expense	98	104
Restructuring and other	20	52
Foreign exchange	6	6
Interest expense	65	58
Interest income	(2)	(2)
Income before income taxes	99	79

Provision for income taxes	37	33
Net income	62	46

Net income attributable to noncontrolling interests	(18)	(22)
Net income attributable to Crown Holdings	$44	$24
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.32	$0.18
Diluted	$0.32	$0.17

Weighted average common shares outstanding:
Basic	137,697,898	136,819,400
Diluted	138,953,440	137,910,635
Actual common shares outstanding	139,194,766	138,431,312

(1)	A reconciliation from gross profit to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit excluding the impact of fair value adjustments to inventory acquired in an acquisition and timing impact of hedge ineffectiveness, less selling and administrative expense.

	Three Months Ended March 31,
	2015	2014
Gross profit	$286	$297
Fair value adjustment to inventory (1)	6
Impact of hedge ineffectiveness (1)	(2)	7
Selling and administrative expense	(98)	(104)
	$192	$200

(1) Included in cost of products sold

Segment Information

	Three Months Ended March 31,
Net Sales	2015	2014

Americas Beverage	$617	$549
North America Food	160	179
European Beverage	324	388
European Food	431	373
Asia Pacific	310	298
Total reportable segments	1,842	1,787
Non-reportable segments	155	206
Total net sales	$1,997	$1,993

Segment Income

Americas Beverage	$85	$79
North America Food	24	29
European Beverage	38	59
European Food	42	26
Asia Pacific	35	34
Total reportable segments	224	227
Non-reportable segments	17	24
Corporate and other unallocated items	(49)	(51)
Total segment income	$192	$200

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items
The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended
	March 31,
	2015	2014

Net income attributable to Crown Holdings, as reported	$44	$24
Items:
Fair value adjustment to inventory (1)	6	—
Hedge ineffectiveness (2)	(2)	7
Provision for restructuring and other (3)	20	52
Income taxes (4)	5	(4)
Net income before the above items	$73	$79

Income per diluted common share as reported	$0.32	$0.17
Income per diluted common share before the above items	$0.53	$0.57

Effective tax rate as reported	37.4%	41.8%
Effective tax rate before the above items	26.0%	26.8%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)	In the first quarter of 2015, the Company recorded a charge of $6 million in cost of products sold for fair value adjustments related to the sale of inventory acquired in its acquisition of Empaque.

(2)
In the first quarter of 2015, the Company recorded a benefit of $2 million in cost of products sold related to hedge ineffectiveness caused primarily by volatility in the metal premium component of aluminum prices. In the first quarter of 2014, the Company recorded a charge of $7 million for hedge ineffectiveness.

(3)
In the first quarter of 2015, the Company recorded restructuring and other charges of $15 million primarily for costs related to its acquisition of Empaque. In the first quarter of 2014, the Company recorded restructuring and other charges of $8 million.

In the first quarter of 2015, the Company recorded charges of $5 million primarily for asset sales and impairments related to the sale of four industrial specialty packaging plants in Europe. In the first quarter of 2014, the Company recorded charges of $44 million primarily for asset sales and impairments related to the planned divestment of the industrial specialty packaging operations and transaction costs incurred in connection with its acquisition of Mivisa.

(4)
In the first quarter of 2015, the Company recorded income tax benefits of $2 million related to the items described above, and a charge of $7 million to record a potential liability arising from a recent unfavorable tax court ruling in Spain. In the first quarter of 2014, the Company recorded income tax benefits of $4 million related to the items described above.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2015	2014
Assets
Current assets
Cash and cash equivalents	$280	$267
Receivables, net	1,039	1,199
Inventories	1,446	1,334
Prepaid expenses and other current assets	312	279
Total current assets	3,077	3,079

Goodwill	3,746	2,016
Property, plant and equipment, net	2,619	2,160
Other non-current assets	702	630
Total	$10,144	$7,885

Liabilities and equity
Current liabilities
Short-term debt	$72	$252
Current maturities of long-term debt	172	87
Accounts payable and accrued liabilities	2,369	2,222
Total current liabilities	2,613	2,561

Long-term debt, excluding current maturities	5,746	3,765
Other non-current liabilities	1,537	1,301

Noncontrolling interests	275	255
Crown Holdings shareholders' equity/(deficit)	(27)	3
Total equity	248	258
Total	$10,144	$7,885

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2015	2014

Cash flows from operating activities
Net income	$62	$46
Depreciation and amortization	51	35
Provision for restructuring and other	20	52
Pension expense	11	16
Pension contributions	(17)	(22)
Stock-based compensation	11	9
Working capital changes and other	(428)	(631)
Net cash used for operating activities (A)	(290)	(495)

Cash flows from investing activities
Purchase of business	(1,206)	—
Capital expenditures	(52)	(84)
Proceeds from sale of business	21	—
Other	(9)	11
Net cash used for investing activities	(1,246)	(73)

Cash flows from financing activities
Net change in debt	943	259
Dividends paid to noncontrolling interests	(9)	(23)
Purchase of noncontrolling interests	—	(93)
Other, net	(45)	4
Net cash provided by financing activities	889	147

Effect of exchange rate changes on cash and cash equivalents	(38)	(1)

Net change in cash and cash equivalents	(685)	(422)
Cash and cash equivalents at January 1	965	689

Cash and cash equivalents at March 31	$280	$267

(A)
Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures. A reconciliation from net cash used for operating activities to free cash flow for the three months ended March 31, 2015 and 2014 follows:

Three months ended March 31,	2015	2014
Net cash used for operating activities	$(290)	$(495)
Capital expenditures	(52)	(84)
Free cash flow	$(342)	$(579)